Exhibit 99.1
NASDAQ Grants TurboChef’s Request for Continued Listing

Atlanta, Georgia, June 29, 2007 - TurboChef Technologies, Inc. (NASDAQ: OVEN; “TurboChef” or the “Company”) today announced that a Nasdaq Listing Qualifications Panel (the “Panel”) has granted the Company’s request for continued listing of the Company’s common stock on The Nasdaq Stock Market, subject to certain specified conditions.

As was previously disclosed, the Company received determination letters (the “Letters”) from the staff of The Nasdaq Stock Market relating to the Company’s failure to timely file its Form 10-K for the year ended December 31, 2006 and its Form 10-Q for the quarter ended March 31, 2007. The Letters indicated that, due to such delinquencies, the Company’s common stock was subject to potential delisting from The Nasdaq Stock Market. As previously disclosed, the delinquencies resulted from delays caused by an internal review being conducted under the oversight of the Company’s Audit Committee with the assistance of outside legal counsel and accounting experts, which was initiated following receipt of an informal inquiry from the Securities and Exchange Commission, regarding the Company’s stock option grants and practices for the period from January 1, 1997 through the present. The Company attended a hearing before the Panel on May 17, 2007 in connection with the Letters.

On June 26, 2007, the Company received notice of the decision of the Panel with respect to the potential delisting of the Company’s common stock. The Panel has granted the Company’s request for continued listing on The Nasdaq Stock Market, subject to certain conditions set forth in the Panel’s decision. The conditions to the Company’s continued listing are as follows:

1.    On or about July 16, 2007, the Company must provide the Nasdaq Hearings Department with certain specified information relating to the internal investigation.

2.    On or before August 31, 2007, the Company must file its Form 10-K for the fiscal year ended December 31, 2006, and its Form 10-Q for the quarter ended March 31, 2007, and all required restatements.

The Company must also be able to demonstrate compliance with all other requirements for continued listing on The Nasdaq Stock Market. At this time, the Company believes it is in compliance with all such criteria. Finally, for the duration of the exception period, the Company must provide prompt notification to the Nasdaq Listing Qualifications Hearings Department of any significant events which occur.

The Company’s stock will continue to trade under the symbol “OVEN” during the exception period.

About TurboChef Technologies, Inc.

TurboChef Technologies, Inc. is a leading provider of equipment, technology and services focused on the high-speed preparation of food products for the worldwide commercial primary cooking equipment market and is developing equipment for residential markets through the application of its high-speed cooking technologies. TurboChef’s user-friendly speed cook ovens employ proprietary combinations of heating technologies to cook a variety of food products at speeds faster than, and to quality standards that it believes are comparable or superior to, that of conventional heating methods. The address of TurboChef’s principal executive offices is Six Concourse Parkway, Suite 1900, Atlanta, GA 30328. Visit TurboChef at www.turbochef.com.

For more information, contact:

Dennis J. Stockwell
Vice President and General Counsel
TurboChef Technologies, Inc.
Six Concourse Parkway
Suite 1900
Atlanta, Georgia 30328
(678) 987-1700

Forward-Looking Statements

Certain statements in this release, and other written or oral statements made by or on behalf of TurboChef, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: the uncertainty of market acceptance and demand for the Company’s products, the ability to obtain additional financing necessary to expand operations, the uncertainty of consumer acceptance of new products or technologies that may be offered by TurboChef, the dependence on a limited number of customers, relationships with and dependence on third-party equipment manufacturers and suppliers, impact of competitive products and pricing, uncertainties related to the time and expenditures needed by the Company to complete its investigation regarding the Company’s stock option grants and practices, whether or not the investigation would lead to discovery of additional accounting errors or other adverse facts, the results of government inquiries and possible regulatory action or private litigation, whether The Nasdaq Stock Market will continue permitting the trading of the Company’s common stock under an exception to Marketplace Rule 4310(c)(14) relating to the Company’s failure to file certain periodic reports with the SEC, when the Company will be able to file any future SEC reports, and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made. TurboChef Technologies, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.